Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

REALOGY GROUP LLC

A Delaware Limited Liability Company

Dated as of October 11, 2012

LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Realogy Group LLC (the “Company”) dated as of October 11, 2012, by Realogy Intermediate Holdings LLC, as the sole member of the Company (the “Member”).

RECITAL

The Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE I

The Limited Liability Company

Section 1.1 Formation. The Member has formed the Company as a limited liability company pursuant to the Act. A Certificate of Formation described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed with the Secretary of State of the State of Delaware in conformity with the Act.

Section 1.2 Name. The name of the Company shall be “Realogy Group LLC” and its business shall be carried on in such name with such variations and changes as the Board (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 1.3 Registered Office; Registered Agent. The Company shall maintain a registered office in the State of Delaware at, and the name and address of the Company’s registered agent in the State of Delaware is, Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808. The Board may, from time to time, change the Company’s registered office and/or registered agent and shall forthwith amend the Certificate of Formation to reflect such change(s)

Section 1.4 Place of Business. The business address of the Company shall be determined by the Board. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Board may deem advisable.

Section 1.5 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 1.6 Business Transactions of the Member or a Manager with the Company. In accordance with Section 18-107 of the Act, the Member or any Manager (as hereinafter defined) may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a person or entity who is not a Member or Manager.

Section 1.7 Term. Subject to the provisions of Article VI below, the Company shall have perpetual existence.

Section 1.8 No State Law Partnership. The Member intends that the Company not be a partnership (including a limited partnership) or joint venture for state law purposes and that neither the Member nor any Manager be a partner or joint venturer of the Member or any Manager for any purposes.

Section 1.9 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes shall be determined by the Board.

ARTICLE II

The Member

Section 2.1 The Member. The name and address of the Member are as follows:

Name	Address

Realogy Intermediate Holdings LLC	One Campus Drive
Parsippany, New Jersey 07054

Section 2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

Section 2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

Section 2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

Section 2.5 Admission of Members. Persons or entities may be admitted as members of the Company only upon the prior written approval of the Board and the Member.

ARTICLE III

The Board

Section 3.1 Management By Board of Managers.

(a) Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of one (1) to fifteen (15) individuals (the “Managers”), the exact number of Managers to be determined from time to time by resolution of the Member. The initial Board shall consist of five (5) members, who shall be Marc E. Becker, V. Ann Hailey, Scott Kleinman, M. Ali Rashid and Richard A. Smith.

(b) Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Member.

(c) Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the

Board shall be filled by the Member. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

Section 3.2 Action By the Board.

(a) Meetings of the Board may be called by any Manager upon twenty-four hours prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board.

(b) Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing.

(c) Each Manager shall be entitled to one vote upon all matters submitted to the Board. All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

(d) Notice of any Board meeting may be waived by any Manager before, during or after such meeting.

Section 3.3 Power to Bind Company. Each of the Managers (acting in his or her capacity as such) shall have authority to bind the Company to any third party with respect to any matter.

Section 3.4 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

Section 3.5 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board herein set forth.

ARTICLE IV

Capital Structure and Contributions

Section 4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding.

Section 4.2 Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE V

Profits, Losses and Distributions

Section 5.1 Profits and Losses. For financial accounting and any relevant tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board. In each year, profits and losses shall be allocated entirely to the Member.

Section 5.2 Distributions. The Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Board. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE VI

Events of Dissolution

The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a)	The Member votes for dissolution; or

(b)	A judicial dissolution of the Company under Section 18-802 of the Act.

No other event, including, without limitation, the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member, shall cause the dissolution of the Company; provided, however, that in the event of any occurrence resulting in the termination of the continued membership of the last remaining member of the Company, the Company shall be dissolved unless, within 90 days following such event, the personal representative of the last remaining member agrees in writing to continue the Company and to the admission of such personal representative (or any other person or entity designated by such personal representative) as a member of the Company, effective upon the event resulting in the termination of the continued membership of the last remaining member of the Company.

ARTICLE VII

Transfer of Interests in the Company

The Member may sell, assign, transfer, convey, gift, exchange, pledge, hypothecate or otherwise dispose of (“Transfer”) any or all of its Common Interests to any person or entity; provided, however, that such person or entity to whom such Common Interests are Transferred shall be an assignee and shall have no right to participate in the Company’s business and affairs unless and until such person or entity shall be admitted as a member of the Company upon (i) the prior written approval by the Board and the Member pursuant to Section 2.5 of this Agreement and (ii) receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are Transferred agreeing to be bound by the terms of this Agreement.

ARTICLE VIII

Exculpation and Indemnification

Section 8.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Member nor the Managers, nor any of their respective officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person in good faith in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided such act or omission does not constitute fraud, willful misconduct or gross negligence.

Section 8.2 Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 8.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred in defending any Claim by (y) the Member or any Manager or any officer, director, stockholder, partner, member, manager, or affiliate of the Member or any Manager shall be paid by the Company and (z) any other Covered Person may be paid by the Company, but only upon the prior written approval of the Board in its sole and absolute discretion, upon such terms and conditions, if any, as the Board deems appropriate, in each case, in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 8.2.

Section 8.3 Amendments. Any repeal or modification of this Article VIII by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article VIII, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

Related Persons; Corporate Opportunity

Neither any contract or other transaction between the Company and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Company with relation to any other Entity will, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the Managers or officers of the Company are peculiarly or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such Managers, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be peculiarly or otherwise interested in, any contract or transaction of the Company, provided, that the fact that such person is a Related Person is disclosed or is known to the Board or a majority of Managers present at any meeting of the Board at which action upon any such contract or transaction is taken; and any Manager of the Company who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person. Any Manager of the Company may vote upon any contract or any other transaction between the Company and any subsidiary or affiliated corporation without regard to the fact that such person is also a Manager or officer of such subsidiary or affiliated corporation.

Subject to any express agreement that may from time to time be in effect, (x) any Manager or officer of the Company who is also an officer, director, employee, managing director or other affiliate of Apollo Management V, L.P., Apollo Management VI, L.P. or Apollo Management VII, L.P. (collectively, “Apollo”) and (y) Apollo, may, and shall have no duty not to, in each case on behalf of Apollo (the persons and entities in clauses (x) and (y), each a “Covered Apollo Person”), (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company, (ii) do business with any client, customer, vendor or lessor of any of the Company or its affiliates, and (iii) make investments in any kind of property in which the Company may make investments. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy of the Company to participate in any business of Apollo, and waives any claim against a Covered Apollo Person and shall indemnify a Covered Apollo Person against any claim that such Covered Apollo Person is liable to the Company or its Member for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business. The Company shall pay in advance any expenses incurred in defense of such claim as provided in Article VIII. In the event that a Covered Apollo Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Apollo Person, in his or her Apollo-related capacity, or Apollo and (y) the Company, the Covered Apollo Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy of the Company in such corporate opportunity and waives any claim against each Covered Apollo Person and shall indemnify a Covered Apollo Person against any claim, that such Covered Apollo Person is liable to the Company or its Member for breach of any fiduciary duty solely by reason of the fact that such Covered Apollo Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Company, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Apollo Person in writing solely in his or her capacity as an officer or Manager of the Company shall belong to the Company.

The Company shall pay in advance any expenses incurred in defense of such claim as provided in Article VIII.

This Article XI may not be amended, modified or repealed without the prior written consent of Apollo.

ARTICLE X

Miscellaneous

Section 10.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

Section 10.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be effective only if approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval.

Section 10.3 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. This Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act. If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable terms or provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any expenses payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

Section 10.4 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

Section 10.5 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine and neuter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

Member:

REALOGY INTERMEDIATE HOLDINGS LLC

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer